EXHIBIT 10.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

PLYMOUTH INDUSTRIAL OP, LP

DESIGNATION OF 7.50% SERIES A

CUMULATIVE REDEEMABLE PREFERRED UNITS

October 23, 2017

Pursuant to Sections 4.02 and 11.01 of the Amended and Restated Agreement of Limited Partnership of Plymouth Industrial OP, LP, dated as of July 1, 2014 (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of up to 2,070,000 shares of 7.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) of Plymouth Industrial REIT, Inc. and the issuance to the General Partner of Series A Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series A Preferred Stock:

1.       Designation and Number. A series of Preferred Units (as defined below), designated the “7.50% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 2,070,000 (the “Initial Units”). To the extent the General Partner “reopens” the Series A Preferred Stock by issuing additional shares of Series A Preferred Stock, the General Partner shall authorize an equal number of additional Series A Preferred Units, which additional Series A Preferred Units will, together with the Initial Units, constitute a single series of Preferred Units.

2.       Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this First Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on October 20, 2017, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in Section 5(a).

“Common Units” means all Partnership Units which are designated as common units of the Partnership.

“Common Stock” means shares of the General Partner’s common stock, par value $0.01 per share.

“Default Period” shall have the meaning provided in Section 5(e).

“Default Rate” shall have the meaning provided in Section 5(e).

“Distribution Period” hall have the meaning provided in Section 5(a).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Units which are designated as preferred units of the Partnership.

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the recital above.

“Series A Preferred Units” shall have the meaning provided in Section 1.

3.        Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.       Rank. The Series A Preferred Units will, with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership and any class or series of Preferred Units issued by the Partnership expressly designated as ranking junior to the Series A Preferred Units as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (together with the Common Units, the “Junior Units”); (b) on a parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series A Preferred Units as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series A Preferred Units prior or subsequent to conversion or exchange, which debt securities will rank senior to the Series A Preferred Units. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5.       Distributions.

(a)       Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distributions, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized and declared by the board of directors of the General Partner, out of funds of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 7.50% per annum of the Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $25.00 per Series A Preferred Unit) from and including the date of original issue of the Series A Preferred Units (or the date of issue of any Series A Preferred Units issued after October 25, 2017) to, but excluding December 31, 2024. Commencing December 31, 2024, if any Series A Preferred Units remain outstanding, the Partnership shall pay cumulative cash distributions on each then-outstanding Series A Preferred Unit at an annual rate equal to the Initial Series A Preferred Return increased by one and one-half percent (1.5%) of the Base Liquidation Preference per Series A Preferred Unit, which shall increase by an additional one and one-half percent (1.5%) of the Base Liquidation Preference per Series A Preferred Unit on each subsequent anniversary thereafter, subject to a maximum annual distribution rate of 11.5% while the Series A Preferred Units remain outstanding (at any time the then-current annual rate, the “Series A Preferred Return”). Distributions on the Series A Preferred Units shall accrue and be cumulative from (and including) the date of original issue of any Series A Preferred Units or the end of the most recent Distribution Period (as defined below) for which distributions have been paid, and shall be payable quarterly, in equal amounts, in arrears, on March 31, June 30, September 30 and December 31 of each year (or, if not a Business Day, the next succeeding Business Day) (each a “Series A Preferred Distribution Payment Date”) for the period ending on such Series A Preferred Distribution Payment Date, commencing on December 31, 2017. A “Distribution Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period and the Distribution Period during which any Series A Preferred Units shall be redeemed or otherwise acquired by the Partnership). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. The amount of any distribution payable on the Series A Preferred Units for any Distribution Period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the 15th day of the month preceding the applicable Series A Preferred Distribution Payment Date, i.e., March 15, June 15, September 15 and December 15 (or, if not a Business Day, the immediately preceding business day) (each, a “Distribution Record Date”).

(b)       No distributions on the Series A Preferred Units shall be authorized and declared by the board of directors of the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)       Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared by the General Partner. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series A Preferred Units which may be in arrears. When distributions are not paid in full upon the Series A Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all distributions declared upon the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distributions periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d)       xcept as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series A Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or the Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except (i) by conversion into or exchange for Junior Units, (ii) the purchase of Series A Preferred Units, Junior Units or Parity Preferred Units in connection with a redemption of capital stock of the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units). Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Accrued but unpaid distributions on the Series A Preferred Units will accrue as of the Series A Preferred Distribution Payment Date on which they first become payable.

(e)       Notwithstanding anything to the contrary set forth above, the applicable distribution rate for each day during a Default Period (as defined below) shall be equal to the then-current Series A Preferred Return plus two percent (2.0%) of the Base Liquidation Preference, or $0.50 per annum (the “Default Rate”) (prorated for the number of days in such Default Period computed on the basis of a 360-day year consisting of twelve 30-day months). Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series A Preferred Units shall commence on a date the Partnership fails to make payment of distributions as required in connection with a Series A Preferred Distribution Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all accrued and unpaid distributions and any unpaid redemption price has been paid. No Default Period shall be deemed to commence if the amount of any distribution or any redemption price due (if such default is not solely due to the Partnership’s willful failure) is paid not later than three Business Days after the applicable Series A Preferred Distribution Payment Date or redemption date.

(f)       For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6.        Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series A Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the Partnership’s debts and other liabilities, a liquidation preference of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared by the General Partner) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series A Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series A Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series A Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series A Preferred Unit and such Parity Preferred Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership..

Redemption. In connection with any redemption by the General Partner of any shares of Series A Preferred Stock pursuant to Sections 5, 6 or 7 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series A Preferred Units held by the General Partner. As consideration for the redemption of such Series A Preferred Units, the Partnership shall deliver to the General Partner an amount of cash equal to the amount of cash, if any, paid

8.       Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

9.       Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities.

10.       Allocation of Profit and Loss.

Article V, Section 5.01 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01 is inserted in its place:

(a)       After giving effect to the special allocations set forth in Sections 5.01(b), (c) and (d), and subject to Section 5.01(e), Profit for each fiscal year of the Partnership shall be allocated as follows: (i) first to the Partners, pro rata, in accordance with and in proportion to their respective Partnership Interests, in amounts equal to the amount of cash distributed to the Partners pursuant to Section 5.02(a) hereof with respect to such fiscal year; (ii) second, to the extent the amount of Profit for such fiscal year exceeds the amount of cash distributed to the Partners pursuant to Section 5.02(a) hereof, such excess shall be allocated to the General Partner and the Limited Partners in amounts and in proportion to the cumulative Loss allocated to the General Partner pursuant to clauses (y) and (z) of this Section 5.01(a) and the cumulative Loss allocated to the Limited Partners pursuant to clause (x) of this Section 5.01(a), respectively; and (iii) finally, the balance, if any, of Profit shall be allocated to the Partners in accordance with and in proportion to their respective Percentage Interests. Notwithstanding the foregoing, however, it is the intent of the Partners that allocations of Profit to the Limited Partners be such that the amount of Profit allocated to each Limited Partner be equal to the amount of income that would have been allocated to such Limited Partner with respect to the applicable fiscal period if such Limited Partner had owned REIT Shares equal in number to the number of Partnership Units owned by such Limited Partner during such fiscal period, and if, for any reason, the foregoing allocations of Profit result in any material variation from this concept, Profit shall be allocated to each

Limited Partner in an amount equal to the aggregate amount of income that would have been allocated to such Limited Partner with respect to the applicable fiscal period if such Limited Partner had owned REIT Shares equal in number to the number of Partnership Units owned by such Limited Partner during such fiscal period. After giving effect to the special allocations set forth in Sections 5.01(b), (c) and (d), Loss for a fiscal year of the Partnership shall be allocated as follows:  (w) first, to the Partners, pro rata, in accordance with and in proportion to their respective Partnership Interests, until the cumulative Loss allocated to each Partner under this clause (w) equals the cumulative Profit allocated to each Partner under clause (iii) of this Section 5.01(a); (x) second, to the Limited Partners in an amount equal to each such Limited Partner’s Capital Account balance prior to the allocation made under this clause (x); (y) third, to the General Partner in an amount equal to the General Partner’s Capital Account balance prior to the allocation made under this clause (y); and (z) fourth, to the General Partner to the extent that any further allocation of Loss to Limited Partners would result in any such Limited Partners having a deficit balance in their Capital Accounts.

(b)        Notwithstanding any provision to the contrary herein, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704- 2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2), (3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner nonrecourse debt minimum gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(g), items of gain and income shall be allocated among the Partners, in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752- 3(a)(3) shall be such Partner’s Percentage Interest.

(c)        If a Partner receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner nonrecourse debt minimum gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(c), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(c).

(d)       Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner nonrecourse debt minimum gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to the General Partner in an amount necessary to offset the Loss previously allocated to the General Partner under this Section 5.01(d).

(e)       After giving effect to the allocations set forth in Sections 5.01(b), (c), and (d) hereof, but before giving effect to the allocations set forth in Section 5.01(a), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(e) for the current and all prior years equals the aggregate amount of the Series A Preferred Return paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return with respect to the January Series A Preferred Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(e), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(g) hereof.

(f)       If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

(g)        “Profit” and “Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Section 5.01(b), 5.01(c), 5.01(d) or 5.01(e). All allocations of income, Profit, gain, Loss, and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). Any deductions, income, gain or loss (“Tax Items”) with respect to Partnership property that is contributed to the Partnership by a Partner shall be shared among the Partners for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take into account the variation, if any, between the basis of the property to the Partnership and its initial Agreed Value. With respect to any property that is contributed to the Partnership by a Partner, the Partnership shall account for such variation under any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the General Partner. In the event Agreed Value of any Partnership asset is adjusted, subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Agreed Value in the same manner as under Section 704(c) of the Code and the applicable regulations consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g) using any method approved under 704(c) of the Code and the applicable regulations as chosen by the General Partner.

(h)       If the General Partner determines that is advantageous to the business of the Partnership to amend the allocation provisions of this Agreement so as to permit the Partnership to avoid the characterization of Partnership income allocable to various qualified plans, IRAs and other entities which are exempt from federal income taxation (“Tax Exempt Partners”) as constituting Unrelated Business Taxable Income (“UBTI”) within the meaning of the Code, specifically including, but not limited to, amendments to satisfy the so-called “fractions rule” contained in Code Section 514(c)(9), the General Partner is authorized, in its discretion, to amend this Agreement so as to allocate income, gain, loss, deduction or credit (or items thereof) arising in any year differently than as provided for in this Section if, and to the extent, that such amendments will achieve such result or otherwise permit the avoidance of characterization of Partnership income as UBTI to Tax Exempt Partners. Any allocation made pursuant to this Section 5.01(h) shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no further amendment of this Agreement or approval by any Limited Partner shall be required to effectuate such allocation. In making any such allocations under this Section 5.01(h) (“New Allocations”), the General Partner is authorized to act in reliance upon advice of counsel to the Partnership or the Partnership’s regular certified public accountants that, in their opinion, after examining the relevant provisions of the Code and any current or future proposed or final Treasury Regulations thereunder, the New Allocation will achieve the intended result of this Section 5.01(h).

New Allocations made by the General Partner in reliance upon the advice of counsel or accountants as described above shall be deemed to be made in the best interests of the Partnership and all of the Partners, and any such New Allocations shall not give rise to any claim or cause of action by any Partner against the Partnership or any General Partner. Nothing herein shall require or obligate the General Partner, by implication or otherwise, to make any such amendments or undertake any such action.

11.       Percentage Interest.

The definition of “Percentage Interest” in the Partnership Agreement is hereby deleted in its entirety and the following new definition of “Percentage Interest” is inserted in its place.

“Percentage Interest” means the percentage ownership interest in the Partnership of each Partner, as determined by dividing the number of Partnership Units (other than the Series A Preferred Units) owned by a Partner by the aggregate number of Partnership Units (other than the Series A Preferred Units) owned by all Partners.

12.       Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner herby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

PLYMOUTH INDUSTRIAL REIT, INC.
a Maryland corporation

By:	/S/ Jeffrey E. Witherell
Name:	Jeffrey E. Witherell
Title:	Chief Executive Officer

[Signature page for Amendment re: Series A Preferred Units - October 2017]

8